Exhibit 99.1

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Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Kelsey DeBriyn
781.522.5141

Media Contact
Corinne Kovalsky
781.522.5899
For Immediate Release

Raytheon Reports Strong Third Quarter 2019 Results

•	Bookings of $9.4 billion; book-to-bill ratio of 1.27

•	Record net sales of $7.4 billion, up 9.4 percent

•	EPS from continuing operations of $3.08, up 36.9 percent

•	Operating cash flow from continuing operations of $1.3 billion

•	Increased full-year 2019 guidance for sales, operating income and EPS

•	Raytheon and United Technologies shareholders overwhelmingly approved merger of equals; expected close remains on track for first half of 2020
__________________________________________________________________________________________________

WALTHAM, Mass., (October 24, 2019) - Raytheon Company (NYSE: RTN) today announced net sales for the third quarter 2019 of $7.4 billion, up 9.4 percent compared to $6.8 billion in the third quarter 2018. Third quarter 2019 EPS from continuing operations was $3.08 compared to $2.25 in the third quarter 2018. The increase in the third quarter 2019 EPS from continuing operations was primarily driven by operational improvements and the unfavorable $0.80 per share impact in the third quarter 2018 related to the pension plan annuity transaction.
As previously announced, on October 11, 2019 at their respective special meetings, Raytheon and United Technologies shareholders overwhelmingly approved all of the proposals necessary to complete the merger of equals transaction. The expected close of the merger remains on track for the first half of 2020, subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals, as well as completion by United Technologies of the separation of its Otis and Carrier businesses.
“Raytheon delivered strong bookings, sales growth, EPS and cash generation in the third quarter,” said Thomas A. Kennedy, Raytheon Chairman and CEO. “Bookings strength across our broad portfolio of proven technology solutions positions the company well for future growth.
“I am pleased that the shareholders of Raytheon and United Technologies voted in favor of our powerful strategic combination. The vote reflects a significant milestone on our path to unite two world-class companies with complementary technologies.”
Operating cash flow from continuing operations for the third quarter 2019 was an inflow of $1,278 million compared to an outflow of $444 million for the third quarter 2018. The increase in operating cash flow from continuing operations in the third quarter 2019 was primarily due to the $1.25 billion pretax discretionary pension plan contribution in the third quarter 2018 and the timing of collections in the third quarter 2019. Operating cash flow from continuing operations for the third quarter 2019 was better than the company’s prior guidance.
The company had bookings of $9.4 billion in the third quarter 2019, resulting in a book-to-bill ratio of 1.27. Third quarter 2018 bookings were $8.7 billion.

Summary Financial Results

	3rd Quarter		%	Nine Months		%
($ in millions, except per share data)	2019	2018	Change	2019	2018	Change

Bookings	$9,439	$8,710	8.4%	$24,282	$23,715	2.4%
Net Sales	$7,446	$6,806	9.4%	$21,334	$19,698	8.3%
Total Business Segment Operating Income	$901	$843	6.9%	$2,550	$2,369	7.6%
Total Operating Income	$1,206	$1,183	1.9%	$3,495	$3,324	5.1%
Income from Continuing Operations attributable to Raytheon Company	$861	$644	33.7%	$2,459	$2,077	18.4%
EPS from Continuing Operations	$3.08	$2.25	36.9%	$8.77	$7.23	21.3%
Operating Cash Flow from Continuing Operations	$1,278	$(444)		$1,690	$995
Workdays in Fiscal Reporting Calendar	63	63		190	191
Backlog at the end of the third quarter 2019 was a record $44.6 billion, an increase of $3.0 billion or 7 percent compared to the end of the third quarter 2018.

Backlog
	Period Ending
($ in millions)	Q3 2019	Q3 2018	2018
Backlog	$44,614	$41,599	$42,420
Outlook
The company has increased its financial outlook for 2019. Charts containing additional information on the company’s 2019 outlook are available on the company’s website.

2019 Financial Outlook
	Current		Prior (7/25/19)
Net Sales ($B)	29.1 - 29.4	*	28.8 - 29.3
Total Business Segment Operating Income ($M)	3,525 - 3,615	*	3,480 - 3,600
Deferred Revenue Adjustment ($M)	(2)		(2)
Amortization of Acquired Intangibles ($M)	(110)		(110)
FAS/CAS Operating Adjustment ($M)[1]	1,454	*	1,463
Retirement Benefits Non-service Expense, non-operating ($M)[2]	(688)	*	(726)
Interest Expense, net ($M)	~(145)		~(145)
Diluted Shares (M)	~280	*	~281
Effective Tax Rate	17.0% - 17.5%		17.0% - 17.5%
EPS from Continuing Operations	$11.70 - $11.80	*	$11.50 - $11.70
Operating Cash Flow from Continuing Operations ($B)	4.0 - 4.2		4.0 - 4.2
*Denotes change from prior guidance
[1] The full-year 2019 FAS/CAS Operating Adjustment had a $9 million ($0.03 per share) unfavorable adjustment, of which approximately $7 million ($0.02 per share) was recorded in the third quarter 2019 and approximately $2 million ($0.01 per share) is expected to be recorded in the fourth quarter 2019. This is due to the update in the third quarter 2019 of the actuarial estimates for pension and other postretirement benefit plans.

[2] The full-year 2019 Retirement Benefits Non-service Expense had a $38 million ($0.11 per share) favorable adjustment, of which approximately $29 million ($0.08 per share) was recorded in the third quarter 2019 and approximately $9 million ($0.03 per share) is expected to be recorded in the fourth quarter 2019. This is due to the update in the third quarter 2019 of the actuarial estimates for pension and other postretirement benefit plans.

Segment Results
The company’s reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint™.

Integrated Defense Systems
	3rd Quarter			Nine Months
($ in millions)	2019	2018	% Change	2019	2018	% Change
Net Sales	$1,755	$1,493	18%	$4,946	$4,496	10%
Operating Income	$282	$241	17%	$804	$776	4%
Operating Margin	16.1%	16.1%		16.3%	17.3%
Integrated Defense Systems (IDS) had third quarter 2019 net sales of $1,755 million, up 18 percent compared to $1,493 million in the third quarter 2018. The increase in net sales for the quarter was primarily driven by higher net sales on an international air and missile defense system program awarded in the third quarter 2019.
IDS recorded $282 million of operating income in the third quarter 2019 compared to $241 million in the third quarter 2018. The increase in operating income for the quarter was primarily driven by higher volume.
During the quarter, as previously announced, IDS booked $1.8 billion on a direct commercial contract to provide National Advanced Surface-to-Air Missile System (NASAMS™) to the State of Qatar. IDS also booked $355 million to provide technical and logistics support for the Hawk and Patriot® air and missile defense program for the Kingdom of Saudi Arabia and $105 million to provide advanced Patriot air and missile defense capability for Germany.
After the quarter close, as previously announced, IDS was selected by the U.S. Army to develop the Lower Tier Air and Missile Defense Sensor (LTAMDS).

Intelligence, Information and Services
	3rd Quarter			Nine Months
($ in millions)	2019	2018	% Change	2019	2018	% Change
Net Sales	$1,855	$1,742	6%	$5,409	$5,011	8%
Operating Income	$161	$149	8%	$509	$394	29%
Operating Margin	8.7%	8.6%		9.4%	7.9%
Intelligence, Information and Services (IIS) had third quarter 2019 net sales of $1,855 million, up 6 percent compared to $1,742 million in the third quarter 2018. The increase in net sales for the quarter was primarily driven by higher net sales on classified programs in both cyber and space.
IIS recorded $161 million of operating income in the third quarter 2019 compared to $149 million in the third quarter 2018. The increase in operating income for the quarter was primarily driven by higher volume and a gain on an investment.
During the quarter, IIS booked $582 million on a number of classified programs. IIS also booked $148 million on domestic and foreign training programs in support of Warfighter FOCUS activities; $133 million to perform operations and sustainment for the U.S. Air Force’s Launch and Test Range System (LTRS); and $117 million on the Air and Space Operations Center Weapon System (AOC WS) program for the U.S. Air Force.

Missile Systems
	3rd Quarter			Nine Months
($ in millions)	2019	2018	% Change	2019	2018	% Change
Net Sales	$2,165	$2,082	4%	$6,381	$5,981	7%
Operating Income	$219	$257	(15)%	$662	$700	(5)%
Operating Margin	10.1%	12.3%		10.4%	11.7%
Missile Systems (MS) had third quarter 2019 net sales of $2,165 million, up 4 percent compared to $2,082 million in the third quarter 2018. The increase in net sales for the quarter was primarily due to higher net sales on classified programs.
MS recorded $219 million of operating income in the third quarter 2019 compared to $257 million in the third quarter 2018. The decrease in operating income for the quarter was primarily due to lower net program efficiencies.
During the quarter, MS booked $421 million for Phalanx® for the U.S. Navy, U.S. Army and international customers; $391 million for Tomahawk for the U.S. Navy and an international customer; $221 million for Evolved Seasparrow Missile (ESSM®) for the U.S. Navy and international customers; $101 million for Paveway™ for the U.S. Air Force and international customers; and $92 million for Commander’s Independent Thermal Viewers (CITV) for the U.S. Army. MS also booked $655 million on a number of classified contracts.

Space and Airborne Systems
	3rd Quarter			Nine Months
($ in millions)	2019	2018	% Change	2019	2018	% Change
Net Sales	$1,939	$1,695	14%	$5,409	$4,868	11%
Operating Income	$272	$223	22%	$713	$622	15%
Operating Margin	14.0%	13.2%		13.2%	12.8%
Space and Airborne Systems (SAS) had third quarter 2019 net sales of $1,939 million, up 14 percent compared to $1,695 million in the third quarter 2018. The increase in net sales for the quarter included higher net sales on classified programs, protected communication systems programs, and the Next Generation Overhead Persistent Infrared (Next Gen OPIR) program.
SAS recorded $272 million of operating income in the third quarter 2019 compared to $223 million in the third quarter 2018. The increase in operating income for the quarter was primarily due to higher volume and a favorable change in mix.
During the quarter, SAS booked $175 million on the Global Aircrew Strategic Network Terminal (Global ASNT) program for the U.S. Air Force; $136 million for radar components for South Korea; $88 million on the Family of Advanced Beyond-Line-of-Sight Terminals (FAB-T) program for the U.S. Air Force; and $78 million on the Next

Generation Jammer (NGJ) program for the U.S. Navy. SAS also booked $583 million on a number of classified contracts.

Forcepoint
	3rd Quarter			Nine Months
($ in millions)	2019	2018	% Change	2019	2018	% Change
Net Sales	$167	$173	(3)%	$481	$462	4%
Operating Income (Loss)	$14	$18	(22)%	$2	$3	(33)%
Operating Margin	8.4%	10.4%		0.4%	0.6%

Forcepoint had third quarter 2019 net sales of $167 million compared to $173 million in the third quarter 2018.
Forcepoint recorded $14 million of operating income in the third quarter 2019 compared to $18 million in the third quarter 2018.

About Raytheon
Raytheon Company, with 2018 sales of $27 billion and 67,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 97 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5I® products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Massachusetts. Follow us on Twitter.
Conference Call on the Third Quarter 2019 Financial Results
Raytheon’s financial results conference call will be held on Thursday, October 24, 2019 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O’Brien, vice president and CFO; and other company executives.
The dial-in number for the conference call will be (866) 219-7829 in the U.S. or (478) 205-0667 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.
Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the company’s (sometimes referred to as Raytheon) financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: risks associated with the announcement of the proposed merger with United Technologies Corporation (UTC), including its effect on our customer, supplier and other business relationships, employee retention and hiring, resources and management’s attention, our ability to pursue new business and investment opportunities, our operating results and business generally, and the market price of our common stock; risks associated with the successful and timely completion of the proposed merger with UTC and the related integration, as described in more detail below; the company’s dependence on the U.S. government for a significant portion of its business and the risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts and performance under undefinitized contract awards; difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation, including export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations; dependence on U.S. government approvals for international contracts; changes in government procurement practices; the impact of competition; the ability to develop products and technologies, and the impact of associated investments and costs; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; the risk that actual pension returns, discount rates or other actuarial assumptions, including the long-term return on asset assumption, are significantly different than the company’s current assumptions; the risk of cost overruns, particularly for the company’s fixed-price contracts; dependence on material and component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; risks associated with acquisitions, investments, dispositions, joint ventures and other business arrangements; the ability to grow in the government and commercial cybersecurity markets; risks of an impairment of goodwill or other intangible assets; the impact of financial markets and global economic conditions; the use of accounting estimates in the company’s financial statements; the outcome of contingencies and litigation matters, including government investigations; the risk of environmental liabilities; changes in tax laws and regulations, or their interpretation; and other factors as may be detailed from time to time in the company’s public announcements and Securities and Exchange Commission filings.
Risks associated with the successful and timely completion of the proposed merger with UTC and the related integration include: (1) the effect of economic conditions in the industries and markets in which UTC and Raytheon operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction and in both the commercial and defense segments of the aerospace industry, levels of air travel, financial condition of commercial airlines, the impact of weather conditions and natural disasters, the financial condition of our customers and suppliers, and the risks associated with U.S. government sales (including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, and uncertain funding of programs); (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits (including our expected returns under customer contracts) of advanced technologies and new products and services; (3) the scope, nature, impact or timing of the proposed merger and the separation transactions and other merger, acquisition and divestiture activity, including among other things the integration of or with other businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs and expenses; (4) future levels of indebtedness, including indebtedness that may be incurred in connection with the proposed merger and the separation transactions, and capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure; (6) the timing and scope of future repurchases by the combined company of its common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) delays and disruption in delivery of materials and services from suppliers; (8) company and customer-directed cost reduction efforts and restructuring costs and savings and other consequences thereof (including the potential termination of U.S. government contracts and performance under undefinitized contract awards and the potential inability to recover termination costs); (9) new business and investment opportunities; (10) the ability to realize the intended benefits of organizational changes; (11) the anticipated benefits of diversification and balance of operations across product lines, regions and industries; (12) the outcome of legal proceedings, investigations and other contingencies; (13) pension plan assumptions and future contributions; (14) the impact of the negotiation of collective bargaining agreements and labor disputes; (15) the effect of changes in political conditions in the U.S. and other countries in which UTC, Raytheon and the businesses of each operate, including the effect of changes in U.S. trade policies or the U.K.’s pending withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (16) the effect of changes in tax (including U.S. tax reform enacted on December 22, 2017, which is commonly referred to as the Tax Cuts and Jobs Act of 2017), environmental, regulatory and other laws and regulations (including, among other things, export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements, including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations) in the U.S. and other countries in which UTC, Raytheon and the businesses of each operate; (17) negative effects of the announcement or pendency of the proposed merger or the separation transactions on the market price of UTC’s and/or Raytheon’s respective common stock and/or on their respective financial performance; (18) the ability of the parties to receive the required regulatory approvals for the proposed merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and to satisfy the other conditions to the closing of the merger on a timely basis or at all; (19) the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement; (20) risks relating to the value of the UTC shares to be issued in the proposed merger, significant transaction costs and/or unknown liabilities; (21) the possibility that the anticipated benefits from the proposed merger cannot be realized in full or at all or may take longer to realize than expected, including risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transaction; (22) risks associated with transaction-related litigation; (23) the possibility that costs or difficulties related to the integration of UTC’s and Raytheon’s operations will be greater than expected; (24) risks relating to completed merger, acquisition and divestiture activity, including UTC’s integration of Rockwell Collins, including the risk that the integration may be more difficult, time-consuming or costly than expected or may not result in the achievement of estimated synergies within the contemplated time frame or at all; (25) the ability of each of Raytheon, UTC, the companies resulting from the separation transactions and the combined company to retain and hire key personnel; (26) the expected benefits and timing of the separation transactions, and the risk that conditions to the separation transactions will not be satisfied and/or that the separation transactions will not be completed within the expected time frame, on the expected terms or at all; (27) the intended qualification of (i) the merger as a tax-free reorganization and (ii) the separation transactions as tax-free to UTC and UTC’s shareowners, in each case, for U.S. federal income tax purposes; (28) the possibility that any opinions, consents, approvals or rulings required in connection with the separation transactions will not be received or obtained within the expected time frame, on the expected terms or at all; (29) expected financing transactions undertaken in connection with the proposed merger and the separation transactions and risks associated with additional indebtedness; (30) the risk that dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the separation transactions will exceed UTC’s estimates; and (31) the impact of the proposed merger and the separation transactions on the respective businesses of Raytheon and UTC and the risk that the separation transactions may be more difficult, time-consuming or costly than expected, including the impact on UTC’s resources, systems, procedures and controls, diversion of its management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.
There can be no assurance that the proposed merger, the separation transactions or any other transaction described above will in fact be consummated in the manner described or at all. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the joint proxy statement/prospectus (defined below) and the reports of UTC and Raytheon on Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission (the “SEC”) from time to time.
The company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date.
Additional Information and Where to Find It
In connection with the proposed merger, on September 4, 2019, UTC filed with the SEC an amendment to the registration statement on Form S-4 originally filed on July 17, 2019, which includes a joint proxy statement of UTC and Raytheon that also constitutes a prospectus of UTC (the “joint proxy statement/prospectus”). The registration statement was declared effective by the SEC on September 9, 2019, and UTC and Raytheon commenced mailing the joint proxy statement/prospectus to shareowners of UTC and stockholders of Raytheon on or about September 10, 2019. Each party will file other documents regarding the proposed merger with the SEC. In addition, in connection with the separation transactions, subsidiaries of UTC will file registration statements on Form 10 or Form S-1. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain copies of the registration statements and the joint proxy statement/prospectus free of charge from the SEC’s website or from UTC or Raytheon. The documents filed by UTC with the SEC may be obtained free of charge at UTC’s website at www.utc.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from UTC by requesting them by mail at UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT, 06032, by telephone at 1-860-728-7870 or by email at corpsec@corphq.utc.com. The documents filed by Raytheon with the SEC may be obtained free of charge at Raytheon’s website at www.raytheon.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Raytheon by requesting them by mail at Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA, 02451, by telephone at 1-781-522-5123 or by email at invest@raytheon.com.
No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Third Quarter 2019
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18

Net sales	$7,446	$6,806	$21,334	$19,698
Operating expenses
Cost of sales	5,499	4,871	15,581	14,180
General and administrative expenses	741	752	2,258	2,194
Total operating expenses	6,240	5,623	17,839	16,374
Operating income	1,206	1,183	3,495	3,324
Non-operating (income) expense, net
Retirement benefits non-service expense	152	516	514	993
Interest expense	45	45	134	138
Interest income	(10)	(6)	(30)	(21)
Other (income) expense, net	(17)	(8)	(45)	(6)
Total non-operating (income) expense, net	170	547	573	1,104
Income from continuing operations before taxes	1,036	636	2,922	2,220
Federal and foreign income taxes	175	(5)	473	165
Income from continuing operations	861	641	2,449	2,055
Income (loss) from discontinued operations, net of tax	(1)	—	(1)	—
Net income	860	641	2,448	2,055
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	—	(3)	(10)	(22)
Net income attributable to Raytheon Company	$860	$644	$2,458	$2,077

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$3.08	$2.25	$8.78	$7.24
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	3.08	2.25	8.77	7.23

Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$3.08	$2.25	$8.77	$7.23
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	3.08	2.25	8.77	7.23

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$861	$644	$2,459	$2,077
Income (loss) from discontinued operations, net of tax	(1)	—	(1)	—
Net income	$860	$644	$2,458	$2,077

Average shares outstanding
Basic	279.1	285.7	280.2	287.2
Diluted	279.4	286.0	280.5	287.5

Attachment B
Raytheon Company
Preliminary Segment Information
Third Quarter 2019
(In millions, except percentages)
					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
	Three Months Ended		Three Months Ended		Three Months Ended
	29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18

Integrated Defense Systems	$1,755	$1,493	$282	$241	16.1%	16.1%
Intelligence, Information and Services(1)	1,855	1,742	161	149	8.7%	8.6%
Missile Systems	2,165	2,082	219	257	10.1%	12.3%
Space and Airborne Systems	1,939	1,695	272	223	14.0%	13.2%
Forcepoint	167	173	14	18	8.4%	10.4%
Eliminations	(435)	(377)	(47)	(45)
Total business segment	7,446	6,808	901	843	12.1%	12.4%
Acquisition Accounting Adjustments	—	(2)	(28)	(30)
FAS/CAS Operating Adjustment	—	—	361	365
Corporate and Reclassification(1)	—	—	(28)	5
Total	$7,446	$6,806	$1,206	$1,183	16.2%	17.4%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18

Integrated Defense Systems	$4,946	$4,496	$804	$776	16.3%	17.3%
Intelligence, Information and Services(1)	5,409	5,011	509	394	9.4%	7.9%
Missile Systems	6,381	5,981	662	700	10.4%	11.7%
Space and Airborne Systems	5,409	4,868	713	622	13.2%	12.8%
Forcepoint	481	462	2	3	0.4%	0.6%
Eliminations	(1,291)	(1,110)	(140)	(126)
Total business segment	21,335	19,708	2,550	2,369	12.0%	12.0%
Acquisition Accounting Adjustments	(1)	(10)	(83)	(97)
FAS/CAS Operating Adjustment	—	—	1,090	1,072
Corporate and Reclassification(1)	—	—	(62)	(20)
Total	$21,334	$19,698	$3,495	$3,324	16.4%	16.9%

(1)
In the third quarter of 2019, the company recognized a non-cash gain of $14 million on an investment, which is included in IIS’s operating income and reclassified to other (income) expense, net on the company’s consolidated statements of operations.

Attachment C
Raytheon Company
Other Preliminary Information
Third Quarter 2019
(In millions)

Backlog			29-Sep-19	31-Dec-18

Integrated Defense Systems			$13,535	$11,557
Intelligence, Information and Services			6,645	6,233
Missile Systems			12,702	13,976
Space and Airborne Systems			11,203	10,126
Forcepoint			529	528
Total backlog			$44,614	$42,420

	Three Months Ended		Nine Months Ended
Bookings	29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18

Total bookings	$9,439	$8,710	$24,282	$23,715

	Three Months Ended		Nine Months Ended
General and Administrative Expenses	29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18

Administrative and selling expenses	$570	$533	$1,692	$1,601
Research and development expenses	171	219	566	593
Total general and administrative expenses	$741	$752	$2,258	$2,194

Cash, Cash Equivalents and Restricted Cash			29-Sep-19	31-Dec-18

Cash and cash equivalents			$2,646	$3,608
Restricted cash			16	16
Cash, cash equivalents and restricted cash shown in Attachment E			$2,662	$3,624

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Third Quarter 2019
(In millions)

	29-Sep-19	31-Dec-18

Assets
Current assets
Cash and cash equivalents	$2,646	$3,608
Receivables, net	1,473	1,648
Contract assets	6,498	5,594
Inventories	802	758
Prepaid expenses and other current assets(1)	610	529
Total current assets	12,029	12,137

Property, plant and equipment, net	3,103	2,840
Operating lease right-of-use assets(1)	855	805
Goodwill	14,881	14,864
Other assets, net	1,949	2,024
Total assets	$32,817	$32,670

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities
Commercial paper and current portion of long-term debt	$500	$300
Contract liabilities	2,977	3,309
Accounts payable	1,470	1,964
Accrued employee compensation	1,445	1,509
Other current liabilities(1)	1,423	1,381
Total current liabilities	7,815	8,463

Accrued retiree benefits and other long-term liabilities(1)	6,642	6,922
Long-term debt	4,258	4,755
Operating lease liabilities(1)	692	647

Redeemable noncontrolling interests	428	411

Equity
Raytheon Company stockholders’ equity
Common stock	3	3
Additional paid-in capital	34	—
Accumulated other comprehensive loss	(8,042)	(8,618)
Retained earnings	20,987	20,087
Total Raytheon Company stockholders’ equity	12,982	11,472
Noncontrolling interests in subsidiaries	—	—
Total equity	12,982	11,472
Total liabilities, redeemable noncontrolling interests and equity	$32,817	$32,670

(1)
In the first quarter 2019 we adopted Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). As a result we recast certain amounts on our balance sheet to reflect the recognition of operating lease right-of-use assets and operating lease liabilities and other reclassifications. Included in other current liabilities is $201 million and $194 million at September 29, 2019 and December 31, 2018, respectively, related to the current portion of operating lease liabilities.

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Third Quarter 2019
(In millions)
	Nine Months Ended
	29-Sep-19	30-Sep-18

Cash flows from operating activities
Net income	$2,448	$2,055
(Income) loss from discontinued operations, net of tax	1	—
Income from continuing operations	2,449	2,055
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of the effect of acquisitions and divestitures
Depreciation and amortization	446	417
Stock-based compensation	122	137
Deferred income taxes	(55)	(16)
Changes in assets and liabilities
Receivables, net	187	(205)
Contract assets and contract liabilities	(1,205)	(468)
Inventories	(44)	(212)
Prepaid expenses and other current assets	7	72
Income taxes receivable/payable	(192)	194
Accounts payable	(419)	(64)
Accrued employee compensation	(73)	(91)
Other current liabilities	90	(44)
Accrued retiree benefits	515	(748)
Other, net	(138)	(32)
Net cash provided by (used in) operating activities from continuing operations	1,690	995
Net cash provided by (used in) operating activities from discontinued operations	(1)	1
Net cash provided by (used in) operating activities	1,689	996
Cash flows from investing activities
Additions to property, plant and equipment	(653)	(546)
Additions to capitalized internal-use software	(46)	(42)
Maturities of short-term investments	—	309
Payments for purchases of acquired companies, net of cash received	(8)	—
Proceeds from sale of business, net of transaction costs	—	11
Other	1	(9)
Net cash provided by (used in) investing activities	(706)	(277)
Cash flows from financing activities
Dividends paid	(773)	(728)
Net borrowings (payments) on commercial paper	(300)	—
Repurchases of common stock under share repurchase programs	(800)	(925)
Repurchases of common stock to satisfy tax withholding obligations	(67)	(91)
Other	(5)	(5)
Net cash provided by (used in) financing activities	(1,945)	(1,749)
Net increase (decrease) in cash, cash equivalents and restricted cash	(962)	(1,030)
Cash, cash equivalents and restricted cash at beginning of the year	3,624	3,115
Cash, cash equivalents and restricted cash at end of period	$2,662	$2,085

Attachment F
Raytheon Company
Supplemental EPS Information
Third Quarter 2019
(In millions, except per share amounts)

Three Months Ended	Nine Months Ended
29-Sep-19	30-Sep-18	29-Sep-19	30-Sep-18

Per share impact of the pension settlement charge (A)	$—	$0.80	$—	$0.79

(A)	Pension settlement charge	$—	$288	$—	$288
Tax effect (at 21% statutory rate)	—	(60)	—	(60)
After-tax impact	—	228	—	228
Diluted shares	279.4	286.0	280.5	287.5
Per share impact	$—	$0.80	$—	$0.79